THIRD AMENDMENT TO
OFFICE LEASE

THIS THIRD AMENDMENT TO OFFICE LEASE (this "Amendment") is made as of the 25th day of July, 2008 by and between 1555 WILSON BOULEVARD LIMITED PARTNERSHIP, a Virginia limited partnership ("Landlord") and APPLIED SIGNAL TECHNOLOGY, INC., a California corporation ("Tenant").

WITNESSETH

WHEREAS, Landlord and Tenant entered into that certain Office Lease entered into as of May 16, 2003, as amended by that certain Lease Agreement Modification #1 dated as of June 4, 2004, as further amended by that certain Second Modification to Lease and Consent to Transfer of Beneficial Interest in Tenant dated as of June 30, 2005 (collectively, the "Lease") pursuant to which Tenant agreed to lease the Demised Premises in the Building from Landlord. The Demised Premises is comprised of Suite Nos. 701 and 703 on the seventh floor of the Building. All capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

WHEREAS, the parties mutually desire to amend the Lease to reduce the square footage of the Demised Premises and make certain other amendments related thereto on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00), in hand paid, the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Incorporation of Recitals. The above recitals are confirmed and adopted hereto as if set forth herein.

2. Amendment to Lease. Commencing on January 1, 2009 (the "Effective Date"), the Lease shall be amended as follows:

2.1. The "Rentable Area of Space" set forth in Section 1.1(B) is hereby deleted and replaced with the following:

> "Approximately 9,523 rentable square feet of space located on the seventh (7th) floor of the Building."

2.2. The Annual Base Rent and Monthly Base Rent set forth in Sections 1.3(A) and (B) are hereby replaced with the following:

		Annual Base Rent	Monthly Base Rent	Rent Per SF
01/01/2009*	06/30/2009	$161,033.93 (6 months)	$26,838.99	$33.82
07/01/2009	06/30/2010	$330,924.25	$27,577.02	$34.75

07/01/2010	06/30/2011	$340,066.33	$28,338.86	$35.71
07/01/2011	06/30/2012	$349,398.87	$29,116.57	$36.69
07/01/2012	06/30/2013	$359,017.10	$29,918.09	$37.70

2.3. Section 1.4(B) is hereby deleted and replaced with the following:

"(B) Tenant's Pro Rata Share: 6.15%"

2.4. Section 1.5(B) is hereby deleted and replaced with the following:

"(B) Tenant's Pro Rata Share: 6.15%"

2.5. Section 1.8 of the Lease is hereby deleted and replaced with the following:

"Parking Spaces Available to Tenant: Twenty-Nine (29)"

2.6. Section 3.3 of the Lease is hereby deleted and of no further force or effect.

2.7. Exhibit B-1 of the Lease is hereby deleted and replaced with Exhibit A attached hereto.

3. <u>Reduction of Demised Premises</u>.

Landlord shall complete all work necessary to reduce the square footage of the Demised Premises, including, without limitation, the installation of a new demising wall and the installation of a new entry door (collectively, the "Space Reduction Work"). Tenant acknowledges that Tenant shall be solely responsible for all costs and expenses incurred by Landlord in connection with the Space Reduction Work, including, without limitation, the costs of all necessary permits, and all costs incurred in connection with compliance all Legal Requirements, including but not limited to the Americans With Disabilities Act of 1990 and the regulations promulgated thereunder, as the same may be amended from time to time (the "Americans With Disabilities Act") with regard to the Demised Premises (collectively, the "Reduction Costs"); provided, however, that Tenant shall not be responsible for any costs or expenses relating to the finishes in any common areas arising as a result of the Space Reduction Work, nor shall Tenant be responsible for any costs relating to other tenants arising as a result of the Space Reduction Work. Tenant hereby agrees to pay to Landlord, promptly upon Landlord's written demand after completion of the Space Reduction Work, all Reduction Costs, and Tenant's failure to do so shall constitute an Event of Default under the Lease. Tenant acknowledges that, after the completion of the Space Reduction Work, Tenant shall accept the Demised Premises in its as-is, where-is condition, and Tenant shall not be entitled to any tenant improvement allowance or other allowance, payment or concession from Landlord, or to have any construction work performed or paid for by Landlord, in respect thereof for any of the Demised Premises, except as expressly provided in Section 7.4 of the Lease.

Tenant understands that the Space Reduction Work will be performed in the Demised Premises during business hours while the Tenant occupied the Demised Premises. Landlord will use commercially reasonable efforts to minimize the interference with Tenant's use and occupancy

of the Demised Premises, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium rates, or to incur any other overtime costs or additional expenses whatsoever. Tenant understands that Landlord is permitting Tenant to occupy the Demised Premises while the Space Reduction Work is performed as a convenience to Tenant. Tenant understands and warrants that Tenant is not entitled to any abatement of Monthly Base Rent, Operating Costs, or Real Estate Taxes resulting from any disruption in the operation of Tenant's business in the Demised Premises caused by or resulting from the Space Reduction Work. In no event shall Landlord's performance of the Space Reduction Work be construed as a constructive eviction of Tenant from the Demised Premises or a violation of Landlord's covenant of quiet enjoyment. Tenant agrees to fully and promptly cooperate with Landlord's performance of the Space Reduction Work by immediately complying with Landlord's reasonable requests regarding the Space Reduction Work. Tenant shall indemnify and hold Landlord, its employees, and agents harmless from and against all costs, claims, liabilities, losses, judgments, demands, interest, fines, suits, expenses, and damages of any kind (including reasonable attorneys' fees) asserted by or on behalf of any person or entity against Landlord, directly or indirectly, based on or arising out of (A) the fact that Landlord is performing the Space Reduction Work during Tenant's use and occupancy of the Demised Premises, or (B) any act or omission of Tenant or any employee, agent, contractor, or invitee of Tenant during Landlord's performance of the Space Reduction Work in the Demised Premises. Tenant acknowledges and agrees that Landlord shall have no liability for any accident, injury, or damage whatsoever caused to any person, or the property of any person, occurring in or about the Demised Premises while the Space Reduction Work is being performed, except to the extent caused by the negligence or willful misconduct of Landlord, its employees, agents, or contractors.

4. Payment of Tenant Improvement Reimbursement/Contribution.

As consideration for Landlord's agreement to reduce the square footage of the Demised Premises, Tenant agrees to reimburse Landlord for tenant improvement costs previously incurred by Landlord in the amounts and on the dates set forth below (collectively, the "Tenant Improvement Reimbursement/Contribution Payments"):

Within 14 days after full execution of this Amendment by Landlord and Tenant: $20,000

On or before December 31, 2008: $20,000

Tenants failure to make each Tenant Improvement Reimbursement/Contribution Payment when due shall constitute an Event of Default under the Lease and under this Amendment, and Tenant shall pay to Landlord all costs incurred by Landlord, including reasonable attorneys' fees, disbursements and actual costs, with respect to any lawsuit or action instituted or taken by Landlord to enforce the provisions of this Amendment.

5. Vacation of Surrendered Space.

On or before the December 31, 2008, Tenant shall (a) vacate, quit and surrender the portion of the Demised Premises being surrendered pursuant to this Agreement (the "Surrendered Space"), and (b) comply with all of its obligations under Section 19.1 of the Lease with respect to the Surrendered Space. If Tenant fails to so vacate, quit and surrender the Surrendered Space, or to have fully complied with its obligations under Section 19.1 of the Lease with respect to the Surrendered Space, in each case by the Effective Date, time being of the essence, then, the Lease

shall not be amended as provided in this Amendment, and notwithstanding anything in the Lease to the contrary, and without limitation of Landlord's other remedies, Tenant shall be a holdover tenant pursuant to Section 19.2 of the Lease (and shall pay to Landlord the holdover rent with respect to the applicable portion of the Premises as set forth in such Section 19.2). Any of Tenant's property that is not removed from the Surrendered Space on or before the Effective Date shall be conclusively deemed abandoned, and Landlord may, without liability or compensation to Tenant, use, sell or otherwise dispose of such property in Landlord's sole discretion.

6. Miscellaneous.

6.1. Tenant represents and warrants to Landlord that neither Tenant nor its officers or agents, nor anyone acting on its behalf has dealt with any real estate broker in the negotiating or making of this Amendment, other than Colliers Pinkard ("Tenant's Broker"), and no commission is payable by Landlord to Tenant's Broker or any party acting by, through or under Tenant in connection with this Amendment. Tenant acknowledges and agrees that Tenant shall be solely responsible for any fees, commissions, or other compensation payable to Tenant's Broker in connection with this Amendment. Tenant shall indemnify and hold Landlord and its agents, employees, partners, directors, and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorneys' fees and costs, incurred in conjunction with any claim or claims of Tenant's Broker or any other broker or brokers claiming to have interested any such party in the Building or the Demised Premises or claiming to have caused Landlord or Tenant to enter into this Amendment.

6.2. Landlord represents and warrants to Tenant that neither Landlord nor its officers or agents, nor anyone acting on its behalf has dealt with any real estate broker in the negotiating or making of this Amendment, other than Tenant's Broker on behalf of Tenant. Landlord shall indemnify and hold Tenant and its agents, employees, partners, directors, and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorneys' fees and costs, incurred in conjunction with any such claim or claims of any other broker or brokers (excluding, however, Tenant's Broker, who shall be the sole responsibility of Tenant) claiming to have interested any such party in the Building or the Demised Premises or claiming to have caused Landlord or Tenant to enter into this Amendment.

6.3. Except as specifically and expressly modified herein, all of the terms and conditions of the Lease shall remain in full force and effect as originally written.

6.4. This Amendment may be executed in multiple counterparts, all of which when taken together shall constitute one original.

6.5. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

6.6. This Amendment is not to be construed more strictly against Landlord merely because it was prepared by Landlord's counsel, it being recognized that each of the parties hereto has contributed substantially and materially to the preparation and negotiation of this Amendment.

6.7. By the execution and delivery hereof, each of Landlord and Tenant represents that it has the power and authority to enter into this Amendment, and that the party executing on behalf of each has been duly and appropriately authorized and empowered so to do.

[TEXT ENDS — SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

LANDLORD:

1555 Wilson Boulevard Limited Partnership.

Bergen of Rosslyn, Inc., its general partner

By: ______________________

Name: Charles J. Davidson

Title: SVP

ATTESTED BY:

By: ______________________

Sabrina Arroyo

Associate

TENANT:

Applied Signal Technology, Inc.

By: ______________________

Name: William B. Van Vleet, III

Title: CEO

ATTESTED BY:

____

Exhibit A

Replacement Exhibit B-1 / Floor Plan of Demised Premises

EXHIBIT A



Applied Signal Technology
8,465 USF
9,523 RSF
TENANT
4,150 USF
4,669 RSF
ALL EGRESS DOORS MUST SWING OUT INTO CORRIDOR
TENANT
2,805 USF
3,156 RSF
TENANT
7,841 USF
8,820 RSF

Floor 7

TOTAL BOMA = 26,168 RSF
Core Factor: 12.5%

1555 Wilson Blvd. 7th Floor

6.12.08
N.T.S.

OT ARCHITECTS